May 3, 2018

Timothy Grace
10 Exeter Lane
Morristown, NJ 07960

Dear Timothy,
It is our pleasure to extend to you our offer of employment to join Laureate Education, Inc. (the “Company”) as Chief Human Resources Officer reporting to me, Eilif Serck-Hanssen. This position is based in Baltimore and your start date will be June 4, 2018.
This offer is contingent upon satisfactory reference checks, completion of a thorough background check, work documents, and submission of the appropriate paperwork. As a condition to employment, you will be required to sign our Confidentiality, Non-Disclosure and Covenant Not to Compete Agreement (“NDA”). Your employment will be on an "at will" basis, and will be subject to the terms and conditions contained in our Employee Handbook, our general employment policies and practices, and such other reasonable and lawful policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives. Offer of employment is not a contract, either express or implied. Your first 90 days of employment are considered an introductory period.
Laureate is centered on the premise of being “Here for Good,” reflecting our goal of operating with purpose and permanence. We believe that you will be an excellent addition to our organization, thus helping us to achieve this common goal. In return, we believe our culture will offer an excellent growth platform for your career.
For this opportunity, we have prepared the following competitive offer:

Position:            Chief Human Resources Officer

Base Salary:	$500,000/annually, subject to review and adjustment by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Annual Bonus:
Your target annual bonus is 80% of Base Salary, payable in the year following the performance year, customarily in March, upon meeting the applicable performance criteria established by the Compensation Committee. Your payment (if any) will be based 80% on Company business results and 20% on your individual results versus pre-determined objectives. You must remain continuously employed through the bonus payment date to receive any payment. Performance criteria for the 2018 Annual Incentive Plan will be determined at the same time they are determined for other similarly situated executives. Any bonus payment shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. You will be eligible to receive a full bonus for 2018.

Benefits:
You will be eligible for the standard Laureate United States employee benefits package on the first day of the month following one full calendar month of employment. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time in accordance with the terms thereof and applicable law. Additionally, you will be entitled to the same executive benefits as provided to the other Leadership Team members as a group.

Vacation:	4 weeks / 20 days paid vacation, which will accrue at the rate of 13.34 hours per month.

Long Term Incentive (LTI):
Subject to the approval of the Compensation Committee, you will be eligible to participate in our annual equity-based compensation program with an annual target of 80% of your base salary.  Awards may be a mix of: i) restricted stock units, (ii) performance share units, and (iii) stock options, each with respect to the Company’s Class A common stock, par value $0.004 per share (the “Class A Common Stock”).  The exercise price of any stock options will be greater than or equal to the fair market value of the Class A Common Stock on the grant date.

As soon as practicable following your start date, the Company will recommend to the Compensation Committee that it grant you a full 2018 equity award under our annual equity-based program.

In addition, as soon as practicable on or after your start date, management will recommend to the Compensation Committee that the Company grant you a one-time equity award of 19,920 performance share units (“PSUs”) and 10,680 performance stock options with a strike price per share equal to the higher of (i) $17.89 or (ii) the fair market value of the Class A Common Stock on the grant date. One-third of each of the performance stock options and PSUs granted under this award will be eligible to vest after December 31, 2018 and the remainder of the options and units will be eligible to vest after December 31, 2019, in each case subject to the Compensation Committee’s determination that (A) the applicable 2018 and 2019 Adjusted EBITDA targets have been achieved (as defined in the June 2017 Special Retention Awards, also known as the “Accelerator Plan Targets”), and (B) Management’s annual report on its internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) and the Company’s independent registered public accounting firm’s audit report on the effectiveness of the Company’s internal control over financial reporting included in the Company’s audited financial statements for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K, do not disclose any material weaknesses, and otherwise will contain the Company’s customary terms and conditions for such grants. The Compensation Committee will consider additional equity awards to you in future years, in its sole discretion.

Awards will be subject to the terms and conditions of the Laureate 2013 Long-Term Incentive Plan (the “2013 Plan” as the same may be amended from time to time) and one or more award agreements that you must sign and accept in order to receive the awards.

Relocation:
The Company will provide relocation assistance for you and your family, subject to the terms and conditions of the Company’s relocation policy and an Employee Reimbursement Agreement, which you must sign and accept. Laureate’s Human Resources department will assist you with your relocation activities and will work with the Company’s relocation provider to process relocation related expense reimbursement. Relocation assistance includes:

•	Five days of destination services to assist with area orientation, home finding, and settling in.

•	Final move of household goods from your current residence to Baltimore, MD.

•	Reimbursement of final move transportation fare, mileage, meals and incidentals incurred during final trip, for you and your family, to Baltimore, MD.

•	Temporary living reimbursement for up to 60 days

•	Home sale and home purchase assistance will be provided, if you are a current homeowner, and only to sell or buy a primary residence. This benefit must be utilized within 12 months of your hire date.

•
If the home in New Jersey does not sell, Laureate will provide a housing allowance equal to the lesser of $5,000 per month or temporary living expenses in Baltimore, MD for a period not to exceed five months.

•	A miscellaneous, non-accountable allowance of $10,000 net, to be used for any relocation expenses you may incur upon relocating to the Baltimore area.

•	Payment or reimbursement of all taxes on your relocation benefits (by December 31 of the year following the year in which you remit the taxes)

•
If you voluntarily terminate employment or your employment is terminated by the Company for Cause (as defined in the Plan) within 12 months after receiving any assistance, you are responsible for reimbursing the company 100% of the relocation costs.

Section 409A: Tax:
This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all of any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid in accordance with their original schedule.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to you, such reimbursement of expenses or provisions of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Compensation paid by the Company shall be reduced by applicable withholdings and payroll taxes.

This letter will be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice of law provisions or principles thereof.

People come to us because we think differently. We teach bigger thinking. We foster game changers. We light fuses on ideas that take off. We are Laureate and we are transforming the world of education for the better. We welcome your spark!

Please indicate your acceptance of this offer by signing in the space provided below and returning it to my attention, retaining a copy for your files.

By signing below, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We are looking forward to you joining our team. If you have any unanswered questions or if there is any way we can assist you further, please do not hesitate to contact me.

Sincerely,

/s/ Eilif Serck-Hanssen

Eilif Serck-Hanssen
President & Chief Administrative Officer
Laureate Education, Inc.

Accepted:     /s/ Timothy Grace                  Date: :     5/2/18
Timothy Grace

650 S. EXETER STREET • BALTIMORE, MD 21202 • TEL: (410) 843-6100 • WWW.LAUREATE.NET